Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Fourth Quarter and Full-Year 2022 Results

Fourth Quarter 2022
•Revenue of $1.3 billion
•EPS of $(2.32); Adjusted EPS* of $(1.46)
•Cash used in operations of $27 million; Free cash flow* usage of $66 million
•Delivered 81 737 shipsets in the quarter, up 17% q/q and 59% y/y

Full-Year 2022
•Revenue of $5.0 billion
•EPS of $(5.21); Adjusted EPS* of $(2.81)
•Cash used in operations of $395 million; Free cash flow* usage of $516 million
•Delivered 281 737 shipsets, up 73% y/y

Wichita, Kan., February 7, 2023 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported fourth quarter and full-year 2022 financial results.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2022	2021	Change	2022	2021	Change

Revenues	$1,320	$1,070	23%	$5,030	$3,953	27%
Operating Loss	($139)	($79)	(76%)	($281)	($459)	39%
Operating Loss as a % of Revenues	(10.5%)	(7.4%)	(310) BPS	(5.6%)	(11.6%)	600 BPS
Net Loss	($243)	($120)	**	($546)	($541)	(1%)
Net Loss as a % of Revenues	(18.4%)	(11.2%)	(720) BPS	(10.8%)	(13.7%)	290 BPS
Loss Per Share (Fully Diluted)	($2.32)	($1.15)	**	($5.21)	($5.19)	(0%)
Adjusted Loss Per Share (Fully Diluted)*	($1.46)	($0.84)	(74%)	($2.81)	($3.46)	19%
Fully Diluted Weighted Avg Share Count	104.8	104.3		104.6	104.2

** Represents an amount in excess of 100% or not meaningful.

“2022 was a challenging year for the entire industry as we worked through supply chain part shortages and labor attrition, which impacted overall deliveries and profitability,” said Tom Gentile, President and Chief Executive Officer, Spirit AeroSystems.
“We learned a lot over the course of the year which we will apply to future production rate increases. Our free cash flow usage in the quarter was within the range we indicated on our third quarter earnings call. While we spent more in the fourth quarter to achieve those results, those
* Non-GAAP financial measure, see Appendix for reconciliation investments should position us better for future rate increases. On the 737 program, we plan to produce approximately 420 shipsets in 2023.”
Revenue
Spirit’s revenue in the fourth quarter of 2022 was $1.3 billion, up 23 percent from the same period of 2021. This increase was primarily due to higher production deliveries on the Boeing 737 program as well as increased Defense and Space revenue. Overall deliveries increased to 343 shipsets during the fourth quarter of 2022 compared to 277 shipsets in the same period of 2021. This includes Boeing 737 deliveries of 81 shipsets compared to 51 shipsets in the same period of the prior year.
Spirit’s full-year 2022 revenue was $5.0 billion, up 27 percent from 2021. This increase was primarily due to higher production deliveries on the Boeing 737 and Airbus A320 and A220 programs, as well as increased Aftermarket and Defense and Space revenue, partially offset by lower production deliveries on the Boeing 747 and 787 programs. Overall deliveries increased to 1,297 shipsets during 2022 compared to 1,022 shipsets in 2021. This includes Boeing 737 deliveries of 281 shipsets compared to 162 shipsets in the prior year.
Spirit’s backlog at the end of the fourth quarter of 2022 was approximately $37 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the fourth quarter of 2022 was $138.8 million, compared to operating loss of $79.0 million in the same period of 2021. The greater operating loss was primarily driven by higher changes in estimates during the fourth quarter of 2022 as well as the absence of income related to the Aviation Manufacturing Jobs Protection (AMJP) Program that was recognized in the fourth quarter of 2021, partially offset by higher production volumes on the Boeing 737 program.
Changes in estimates in the fourth quarter of 2022 included net forward loss charges of $113.7 million and unfavorable cumulative catch-up adjustments for the periods prior to the fourth quarter of $58.7 million. The forward losses related primarily to the Airbus A350 and Boeing 787 programs. The Airbus A350 program forward loss primarily reflects additional costs related to labor, freight and rework resulting from production and quality issues as well as parts shortages. The forward loss on the Boeing 787 program was driven by increased cost estimates related to production and rework requirements. The unfavorable cumulative catch-up adjustments relate primarily to the Boeing 737 and the Airbus A320 programs. The Boeing 737 unfavorable cumulative catch-up adjustment was primarily driven by supply chain disruptions
* Non-GAAP financial measure, see Appendix for reconciliation and increased costs related to production rate recovery efforts, including costs related to increased headcount and training. The Airbus A320 program unfavorable cumulative catch-up adjustment was driven by operational and supply chain disruptions, and increased costs related to material, freight and labor. Excess capacity costs recorded during the fourth quarter of 2022 were $31.2 million. In comparison, during the fourth quarter of 2021, Spirit recorded $46.5 million of net forward loss charges and excess capacity costs of $45.3 million. Additionally, income related to the AMJP Program of $37.0 million was recognized as a reduction to costs of sales in the fourth quarter of 2021.
Operating loss for the full year of 2022 was $281.2 million, compared to operating loss of $459.2 million in 2021. This improvement was primarily driven by higher production on the Boeing 737 program and lower excess capacity costs in 2022 compared to the prior year.
Full-year 2022 earnings included net forward loss charges of $250.3 million and unfavorable cumulative catch-up adjustments for the periods prior to 2022 of $27.7 million. The forward losses were primarily driven by increased cost estimates resulting from production rate decreases and schedule changes, supply chain disruptions, costs of rework, and other costs on the Boeing 787 program, and additional labor, freight, and other costs driven by part shortages and production and quality issues on the Airbus A350 program. Full-year 2022 unfavorable cumulative catch-up adjustments were primarily recognized on the Boeing 737 program, reflecting increased costs for supply chain, raw material, labor and other costs. Excess capacity costs recorded during 2022 were $157.3 million. In comparison, during 2021, Spirit recorded $241.5 million of net forward loss charges, unfavorable cumulative catch-up adjustments of $5.0 million, and excess capacity costs of $217.5 million. Additionally, income related to the AMJP Program of $41.1 million was recognized as a reduction to costs of sales in 2021.
Other expense for the full year of 2022 was $14.1 million, compared to other income of $146.6 million in 2021. The increase in expense was primarily due to non-cash pre-tax charges of $108.2 million driven by the termination of the Pension Value Plan A (PVP A) in 2022, compared to a gain of $61.0 million in 2021 resulting from the closure of the defined benefit plans acquired as part of the Bombardier acquisition. In relation to the termination of the PVP A, additional non-cash settlement charges are expected in the first quarter of 2023. The Company also expects to receive an after-tax cash reversion in 2023 resulting from the PVP A termination in the range of $120 million to $140 million.
Fourth quarter 2022 EPS was $(2.32), compared to $(1.15) in the same period of 2021. Fourth quarter 2022 adjusted EPS* was $(1.46), which excludes the incremental deferred tax
* Non-GAAP financial measure, see Appendix for reconciliation asset valuation allowance and the costs related to the pension termination. During the same period of 2021, adjusted EPS* was $(0.84), which excludes the incremental deferred tax asset valuation allowance and a pension settlement loss. (Table 1)
Full-year 2022 EPS was $(5.21), compared to $(5.19) in 2021. 2022 adjusted EPS* was $(2.81), which excludes the incremental deferred tax asset valuation allowance, an investment agreement settlement gain, losses related to Russia sanctions, and costs related to the pension termination. Full-year 2021 adjusted EPS* was $(3.46), which excludes the impacts from the acquisitions, restructuring costs, the incremental deferred tax asset valuation allowance, a pension curtailment gain and a pension settlement loss. (Table 1)
Cash
Cash used in operations in the fourth quarter of 2022 was $27 million, compared to cash used in operations of $77 million in the same quarter of 2021. The current period cash used in operations included the quarterly cash repayment of $31 million related to the Boeing 737 advance received in 2019. The fourth quarter of 2021 balance reflects the receipt of a $73 million tax refund resulting from the CARES Act as well as the payment of $154 million towards the Belfast pension plan. Free cash flow* in the fourth quarter was a usage of $66 million, as compared to a usage of $137 million in the same period of 2021.
Full-year cash used in operations in 2022 was $395 million, compared to $63 million of cash used in operations in 2021. The full-year 2022 cash used in operations reflects the repayment of $123 million related to the Boeing 737 advance received in 2019. The full-year 2021 balance reflects the receipt of $300 million tax refund as a result of carrybacks permitted by the CARES Act, partially offset by the payment of $154 million towards the Belfast pension plan. Free cash flow* in 2022 was a usage of $516 million, as compared to a usage of $214 million in 2021.
The cash balance at the end of the fourth quarter of 2022 was $659 million. (Table 2)
* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2022	2021	Change	2022	2021	Change

Cash used in Operations	($27)	($77)	(64%)	($395)	($63)	**
Purchases of Property, Plant & Equipment	($39)	($61)	(36%)	($122)	($151)	(19%)
Free Cash Flow*	($66)	($137)	(52%)	($516)	($214)	**

Cash and Total Debt				December 31, 2022	December 31, 2021

Cash				$659	$1,479
Total Debt				$3,869	$3,792

** Represents an amount in excess of 100% or not meaningful.
Segment Results
Commercial
Commercial segment revenue in the fourth quarter of 2022 increased 26 percent from the same period of the prior year to $1.1 billion, primarily due to increased production revenues on the Boeing 737, 777 and Bombardier business jets programs. Operating margin for the fourth quarter of 2022 decreased to (8) percent, compared to (2) percent during the same period of 2021, primarily due to higher changes in estimates recorded in the current period as well as the absence of income related to the AMJP Program that was recognized in the fourth quarter of 2021, partially offset by higher production volumes on the Boeing 737 program. In the fourth quarter of 2022, changes in estimates for the segment included $111.3 million of net forward losses and $58.3 million of unfavorable cumulative catch-up adjustments. Additionally, during the fourth quarter of 2022, the Commercial segment included excess capacity costs of $29.7 million. In comparison, during the fourth quarter of 2021, the segment recognized $47.0 million of net forward losses, $1.9 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $43.3 million. Income related to the AMJP Program of $32.3 million was recognized as a reduction to costs of sales in the fourth quarter of 2021.
Defense & Space
Defense & Space segment revenue in the fourth quarter of 2022 increased 21 percent from the same period of the prior year to $183.2 million, primarily due to higher activity on development programs in the current period. Operating margin for the fourth quarter of 2022 increased to 11 percent, compared to 8 percent during the same period of 2021, primarily due to the absence of a one-time charge recorded during the fourth quarter of 2021. The segment recorded excess capacity costs of $1.5 million and net forward losses of $2.4 million in the fourth quarter of 2022. In comparison, during the fourth quarter of 2021, the segment recognized
* Non-GAAP financial measure, see Appendix for reconciliation excess capacity costs of $2.0 million, favorable changes in estimates on forward loss programs of $0.5 million and $1.6 million of unfavorable cumulative catch-up adjustments in the fourth quarter of 2021. Income related to the AMJP Program of $2.7 million was recognized as a reduction to costs of sales in the fourth quarter of 2021.
Aftermarket
Aftermarket segment revenue in the fourth quarter of 2022 slightly decreased by one percent compared to the same period of 2021 to $72.9 million. Operating margin for the fourth quarter of 2022 decreased to 13 percent, compared to 23 percent during the same period of 2021, primarily due to a one-time inventory adjustment charge as well as the absence of income related to the AMJP Program of $2.0 million that was recognized in the fourth quarter of 2021.

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2022	2021	Change	2022	2021	Change

Segment Revenues
Commercial	$1,064.0	$844.3	26.0%	$4,068.4	$3,128.1	30.1%
Defense & Space	183.2	152.0	20.5%	649.8	585.0	11.1%
Aftermarket	72.9	73.8	(1.2%)	311.4	239.9	29.8%
Total Segment Revenues	$1,320.1	$1,070.1	23.4%	$5,029.6	$3,953.0	27.2%

Segment (Loss) Earnings from Operations
Commercial	($79.4)	($20.2)	**	($82.9)	($220.6)	62.4%
Defense & Space	20.7	12.0	72.5%	72.8	44.3	64.3%
Aftermarket	9.2	16.8	(45.2%)	58.5	50.3	16.3%
Total Segment Operating (Loss) Earnings	($49.5)	$8.6	**	$48.4	($126.0)	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(7.5%)	(2.4%)	(510) BPS	(2.0%)	(7.1%)	510 BPS
Defense & Space	11.3%	7.9%	340 BPS	11.2%	7.6%	360 BPS
Aftermarket	12.6%	22.8%	**	18.8%	21.0%	(220) BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(3.7%)	0.8%	(450) BPS	1.0%	(3.2%)	420 BPS

Unallocated Expense
SG&A	($75.4)	($68.6)	(9.9%)	($279.2)	($279.9)	0.3%
Research & Development	(13.9)	(19.0)	26.8%	(50.4)	(53.3)	5.4%
Total Loss from Operations	($138.8)	($79.0)	(75.7%)	($281.2)	($459.2)	38.8%

Total Operating Loss as % of Revenues	(10.5%)	(7.4%)	(310) BPS	(5.6%)	(11.6%)	600 BPS

** Represents an amount in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Chuck Cadena (316) 526-3910 or Haley Beattie +44 2895 680850
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and markets in which we operate in the U.S. and globally;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft, including the ability to staff appropriately for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs; and
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.
* Non-GAAP financial measure, see Appendix for reconciliation

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2022	2021	2022	2021
B737	81	51	281	162
B747	—	2	1	6
B767	8	7	31	34
B777	7	5	26	23
B787	7	6	20	37
Total Boeing	103	71	359	262

A220 (1)	14	13	60	50
A320 Family	144	136	591	467
A330	8	5	27	20
A350	11	10	48	42
Total Airbus	177	164	726	579

Business/Regional Jet (2)	63	42	212	181

Total	343	277	1,297	1,022

(1) Beginning in 2022, A220 deliveries reflect the number of wing end item deliveries instead of pylon end item deliveries, as previously reported. 2021 A220 deliveries have been updated to reflect wing units.

(2) 2021 Business/Regional Jet deliveries incorporate changes resulting from alignment of shipset reporting from acquired businesses.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	($ in millions, except per share data)
Net revenues	$1,320.1	$1,070.1	$5,029.6	$3,953.0
Operating costs and expenses:
Cost of sales	1,369.6	1,061.4	4,981.0	4,070.8
Selling, general and administrative	75.4	68.6	279.2	279.9
Restructuring costs	—	0.1	0.2	8.2
Research and development	13.9	19.0	50.4	53.3
Total operating costs and expenses	1,458.9	1,149.1	5,310.8	4,412.2
Operating loss	(138.8)	(79.0)	(281.2)	(459.2)
Interest expense and financing fee amortization	(73.3)	(64.9)	(244.1)	(242.6)
Other (expense) income, net	(44.3)	7.9	(14.1)	146.6
Loss before income taxes and equity in net loss of affiliates	(256.4)	(136.0)	(539.4)	(555.2)
Income tax benefit	13.2	16.6	(5.2)	17.2
Loss before equity in net loss of affiliates	(243.2)	(119.4)	(544.6)	(538.0)
Equity in net loss of affiliates	(0.4)	(0.9)	(1.6)	(2.8)
Net loss	(243.6)	(120.3)	(546.2)	(540.8)
Less noncontrolling interest in earnings of subsidiary	0.5	—	0.5	—
Net loss attributable to common shareholders	($243.1)	($120.3)	($545.7)	($540.8)

Loss per share
Basic	($2.32)	($1.15)	($5.21)	($5.19)
Shares	104.8	104.3	104.6	104.2

Diluted	($2.32)	($1.15)	($5.21)	($5.19)
Shares	104.8	104.3	104.6	104.2

Dividends declared per common share	$0.00	$0.01	$0.03	$0.04

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2022	December 31, 2021
	($ in millions)
Assets
Cash and cash equivalents	$658.6	$1,478.6
Restricted cash	0.2	0.3
Accounts receivable, net	489.5	461.6
Contract assets, short-term	501.0	443.2
Inventory, net	1,470.7	1,382.6
Other current assets	38.3	39.7
Total current assets	3,158.3	3,806.0
Property, plant and equipment, net	2,205.9	2,385.5
Intangible assets, net	211.4	212.3
Goodwill	630.5	623.7
Right of use assets	94.3	85.3
Contract assets, long-term	1.2	—
Pension assets	196.9	532.5
Restricted plan assets	71.1	—
Deferred income taxes	4.8	0.4
Other assets	91.8	91.6
Total assets	$6,666.2	$7,737.3
Liabilities
Accounts payable	$919.8	$720.3
Accrued expenses	411.7	376.1
Profit sharing	40.5	63.7
Current portion of long-term debt	53.7	49.5
Operating lease liabilities, short-term	8.3	8.2
Advance payments, short-term	24.9	137.8
Contract liabilities, short-term	111.1	97.9
Forward loss provision, short-term	305.9	244.6
Deferred revenue and other deferred credits, short-term	21.7	72.7
Other current liabilities	54.9	105.2
Total current liabilities	1,952.5	1,876.0
Long-term debt	3,814.9	3,742.7
Operating lease liabilities, long-term	85.4	78.8
Advance payments, long-term	199.9	201.3
Pension/OPEB obligation	25.2	74.8
Contract liabilities, long-term	245.3	289.1
Forward loss provision, long-term	369.2	521.6
Deferred revenue and other deferred credits, long-term	49.0	32.1
Deferred grant income liability — non-current	25.7	26.4
Deferred income taxes	1.3	21.8
Other non-current liabilities	141.6	423.9
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,252,421 and 105,037,845 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,179.5	1,146.2
Accumulated other comprehensive loss	(203.9)	(23.7)
Retained earnings	1,232.5	1,781.4
Treasury stock, at cost (41,523,470 shares each period)	(2,456.7)	(2,456.7)
Total stockholders' equity	(247.5)	448.3
Noncontrolling interest	3.7	0.5
Total equity	(243.8)	448.8
Total liabilities and equity	$6,666.2	$7,737.3
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2022	December 31, 2021
	($ in millions)
Operating activities
Net loss	($546.2)	($540.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization expense	337.1	327.6
Amortization of deferred financing fees	11.9	15.1
Accretion of customer supply agreement	2.2	3.5
Employee stock compensation expense	36.6	25.8
Loss on extinguishment of debt	2.6	—
Loss (gain) from derivative instruments	17.1	(0.1)
Gain from foreign currency transactions	(18.9)	(4.4)
Loss on disposition of assets	1.1	4.1
Deferred taxes	8.5	(4.5)
Pension and other post-retirement plans income	37.1	(109.1)
Grant liability amortization	(1.5)	(1.5)
Equity in net loss of affiliates	1.6	2.8
Forward loss provision	(89.7)	(10.4)
Gain on settlement of financial instrument	(21.9)	—
Changes in assets and liabilities
Accounts receivable, net	(39.4)	51.5
Contract assets	(63.9)	(70.9)
Inventory, net	(118.2)	30.9
Accounts payable and accrued liabilities	220.7	160.2
Profit sharing/deferred compensation	(22.5)	6.2
Advance payments	(133.2)	2.7
Income taxes receivable/payable	9.5	302.4
Contract liabilities	(30.4)	(82.4)
Pension plans employer contributions	19.5	(173.8)
Other	(14.3)	1.9
Net cash (used in) provided by operating activities	($394.6)	($63.2)
Investing activities
Purchase of property, plant and equipment	(121.6)	(150.6)
Acquisition, net of cash acquired	(31.3)	(21.1)
Other	(2.6)	7.9
Net cash used in investing activities	($155.5)	($163.8)
Financing activities
Proceeds from issuance of debt	—	600.0
Proceeds from issuance of long-term bonds	900.0	—
Payment of principal - settlement of financial instrument	(289.5)	—
Customer financing	—	(10.0)
Principal payments of debt	(47.6)	(42.1)
Payments on term loan	(6.0)	(401.5)
Payments on bonds	(779.2)	(300.0)
Taxes paid related to net share settlement awards	(7.2)	(5.2)
Proceeds from issuance of ESPP stock	3.9	3.0
Debt issuance and financing costs	(32.3)	(3.4)
Dividends paid	(4.2)	(4.3)
Proceeds from noncontrolling interest	3.7	—
Payment of debt extinguishment costs	(2.6)	—
Net cash used in financing activities	($261.0)	($163.5)
Effect of exchange rate changes on cash and cash equivalents	(8.9)	(4.2)
Net decrease in cash, cash equivalents and restricted cash for the period	($820.0)	($394.7)
Cash, cash equivalents, and restricted cash, beginning of the period	1,498.4	1,893.1
Cash, cash equivalents, and restricted cash, end of the period	$678.4	$1,498.4
* Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2022	December 31, 2021
Cash and cash equivalents, beginning of the period	$1,478.6	$1,873.3
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$1,498.4	$1,893.1

Cash and cash equivalents, end of the period	$658.6	$1,478.6
Restricted cash, short-term, end of the period	0.2	0.3
Restricted cash, long-term, end of the period	19.6	19.5
Cash, cash equivalents, and restricted cash, end of the period	$678.4	$1,498.4
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Twelve months ended
	December 31, 2022		December 31, 2021		December 31, 2022		December 31, 2021

GAAP Diluted Loss Per Share	($2.32)		($1.15)		($5.21)		($5.19)
Costs Related to Acquisitions	—		—		—		0.01	a
Restructuring Costs	—		—		—		0.05	b
Deferred Tax Asset Valuation Allowance	0.62	c	0.24	c	1.63	c	1.96	c
Curtailment Gain	—		—	d	—		(0.35)	d
Pension Spinoff Settlement Loss	—		0.07	e			0.06	e
Investment Agreement Settlement Gain	—		—		(0.14)	f	—
Losses related to Russia Sanctions	—		—		0.19	g	—
Pension Termination Charges	0.24	h	—		0.72	h	—
Adjusted Diluted Loss Per Share	($1.46)		($0.84)		($2.81)		($3.46)

Diluted Shares (in millions)	104.8		104.3		104.6		104.2

a Represents the transaction costs associated with acquisitions (included in SG&A)

b Represents the restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

c Represents the deferred tax asset valuation allowance (included in Income tax benefit)

d Represents the curtailment gain resulting from the closure of the defined benefit plans acquired as part of the Bombardier Acquisition (included in Other expense)

e Represents the pension settlement loss resulting from pension plan spinoff (included in Other expense)

f Represents the gain resulting from the settlement of the repayable investment agreement with the U.K. Department of Business, Energy and Industrial Strategy (included in Other expense)

g Represents the impairment charges and reserve adjustments related to the suspension of all sales and service activities relating to sanctioned Russian business activities. These losses are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and are not expected to recur, and therefore, are not indicative of Spirit's ongoing operational performance (primarily included in Cost of Sales)

h Represents the non-cash charges related to the termination of U.S. Pension Value Plan A (included in Other expense)

* Non-GAAP financial measure, see Appendix for reconciliation

Free Cash Flow
($ in millions)

	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Cash Used in Operations	($27)	($77)	($395)	($63)
Capital Expenditures	(39)	(61)	(122)	(151)
Free Cash Flow	($66)	($137)	($516)	($214)